Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Retirement Committee
Sterling National Bank 401(k) and Profit Sharing Plan

We consent to the incorporation by reference in registration statement No. 333-257035 on Form Post-Effective Amendment No. 1 on form S-8 to Form S-4 filed by Webster Financial Corporation for Sterling National Bank 401(k) and Profit Sharing Plan of our report dated June 28, 2022, relating to the statements of net assets available for benefits of the Sterling National Bank 401(k) and Profit Sharing Plan as of December 31, 2021 and 2020 and the related statement of changes in net assets available for benefits for the years then ended, and the supplemental Schedule H, Part IV - Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2021, which report appears in the December 31, 2021 Annual Report on Form 11-K of the Sterling National Bank 401(k) and Profit Sharing Plan.

/s/ Buchbinder Tunick & Company LLP

Buchbinder Tunick & Company LLP
Little Falls, NJ
June 28, 2022